Exhibit 2.3

EXECUTION COPY

This SHARE PURCHASE AGREEMENT, dated June 8, 2015, is by and between QLT Inc., a corporation incorporated under the laws of British Columbia (“Quest”) and Broadfin Healthcare Master Fund, Ltd, JW Partners, LP, JW Opportunities Fund, LLC, EcoR1 Capital Fund Qualified, L.P. and EcoR1 Capital Fund, L.P. (each, a “Backstop Purchaser” and collectively, the “Backstop Purchasers”).

W I T N E S S E T H:

WHEREAS, in connection with merger transactions to be effected by Tribute Pharmaceuticals Canada Inc., a corporation existing under the laws of the Province of Ontario, Canada (“Trafalgar”) and POZEN, Inc., a Delaware corporation (“Perth”), Quest, Trafalgar, Perth, certain investors party thereto and Aguono Limited  (“Aralez”), a private limited company incorporated in Ireland (that will be re-registered as a public limited company and renamed Aralez Pharmaceuticals Ltd.) that will be the ultimate parent company of Trafalgar and Perth following the consummation of such merger transactions, have entered into a share subscription agreement (the “Aralez Subscription Agreement”);

WHEREAS, the Aralez Subscription Agreement provides for, among other things, the purchase of 6,250,000 ordinary shares of Aralez (the “Purchased Shares”) by Quest at $7.20 per share (the “Quest Price”);

WHEREAS, following Quest’s acquisition of the Purchased Shares, Quest intends to make a special election distribution (the “Special Election Distribution”) to each holder (each a “Quest Shareholder”) of common shares of Quest (“Quest Common Shares”) payable, at the election of each such Quest Shareholder, in either cash or ordinary shares of Aralez (“Aralez Shares”), at a rate of (A) a number of Aralez Shares to be established by Quest or (B) an amount in cash equal to the product of the number of shares referred to in the foregoing clause (A) and the Quest Price, in each case, for each Quest Common Share held by such holder;

WHEREAS, Quest will establish a record date for the Special Election Distribution and will distribute to each holder of record as of such date forms enabling such holder to elect to receive, at a specified date in the future (the “Payment Date”), his, her or its pro rata portion of the Special Election Distribution in either Aralez Shares or cash, subject to possible pro-ration in respect Quest Shareholders who elect to receive cash;

WHEREAS, the Quest Shareholders will be given an election period to be determined by Quest (the “Election Period”) to make their election (the “Election”) and any Quest Shareholder who fails to make a timely Election on or before the end of the Election Period will receive his, her or its pro rata share of the Purchased Shares;

WHEREAS, at the end of the Election Period, QLT will determine the number of Aralez Shares to be distributed to Quest Shareholders (the “Distribution Shares”) and the number of Purchased Shares to be sold to the Backstop Purchasers pursuant to the terms of this Agreement, such number of shares to equal the lesser of (i) the difference between the number of Purchased Shares and the number of Distribution Shares, and (ii) 2,083,333 (the “Backstop Shares”); and

WHEREAS, upon the terms and conditions herein set forth, the Backstop Purchasers agree to purchase the Backstop Shares at a price per Backstop Share equal to the Quest Price.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.                                      Sale and Purchase of Shares.  Subject to the closing of the transactions contemplated by the Aralez Subscription Agreement (the “Aralez Closing”) and the issuance of the Purchased Shares to Quest, at the Investment Closing (as hereinafter defined), Quest will sell to the Backstop Purchasers, and the Backstop Purchasers will purchase from Quest, the Backstop Shares at a price per Backstop Share equal to the Quest Price.  The aggregate price to be paid by the Backstop Purchasers for the Backstop Shares hereinafter is referred to as the “Purchase Price”.  The Backstop Shares shall be allocated among the Backstop Purchasers as set forth in Annex A.

2.                                      Payment of Purchase Price.

(a)                                 At the Investment Closing, the Backstop Purchasers shall pay the Purchase Price to Quest by wire transfer of immediately available funds into an account designated in writing by Quest prior to the Investment Closing Date (as hereinafter defined).

(b)                                 At the Investment Closing, Quest will deliver the Backstop Shares to the Backstop Purchasers in certificate form, together with appropriate instruments of transfer.

3.                                      Investment Closing.  The consummation of the sale and purchase of the Backstop Shares provided for in Section 1 hereof (the “Investment Closing”) shall occur at 10:00 a.m. at the offices of Quest, 887 Great Northern Way, Suite 250, Vancouver, B.C., V5T 4TS Canada, on the third business day following the date on which the Election Period expires.  The date the Investment Closing occurs is referred to as the “Investment Closing Date”.

4.                                      Deliveries.  At the Investment Closing:

(a)                                 the Backstop Purchasers will effect payment to Quest of the Purchase Price by wire transfer of immediately available funds to an account designated by Quest in writing prior to the Investment Closing Date;

(b)                                 the Backstop Purchasers will deliver to Quest an executed cross-receipt certifying that they have received the Backstop Shares as of the Investment Closing Date;

(c)                                  Quest will deliver the Backstop Shares to the Backstop Purchasers as set forth in Section 2(b) hereof, which shares shall be free and clear of any liens, other than restrictions imposed by applicable securities laws; and

(d)                                 Quest will deliver to the Backstop Purchasers an executed cross-receipt certifying that it has received the Purchase Price from the Backstop Purchasers as of the Investment Closing Date.

5.                                      Representations and Warranties of Quest.  In order to induce the Backstop Purchasers to enter into this Agreement, Quest represents and warrants to the Backstop Purchasers as follows:

(a)                                 (i)                                     Quest is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization.  Quest has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(ii)                                  Quest has the power and authority to enter into, execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and validly approved by all necessary corporate action on the part of Quest.  This Agreement has been duly and validly executed and delivered by Quest and (assuming the due authorization, execution and delivery by the Backstop Purchaser) constitutes the valid and binding obligation of Quest, enforceable against Quest in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity).

(b)                                 Following the Aralez Closing, Quest will be the record and beneficial owner of the Backstop Shares, free and clear of any liens, other than restrictions imposed by applicable securities laws.  Quest will have the power to sell, transfer, assign and deliver the Backstop Shares as provided in this Agreement, and such delivery will convey to the Backstop Purchaser good and marketable title to the Backstop Shares, free and clear of any liens, other than restrictions imposed by applicable securities laws.

6.                                      Representations and Warranties of each Backstop Purchaser.  In order to induce Quest to enter in this Agreement, each Backstop Purchaser severally for itself and not jointly with any one or more of the other Backstop Purchasers represents and warrants to Quest as follows:

(a)                                 (i)                                     Such Backstop Purchaser is validly existing under the laws of the jurisdiction of its organization.  Such Backstop Purchaser has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(ii)                                  Such Backstop Purchaser has the power and authority to enter into, execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and validly approved by all necessary action on the part of such Backstop Purchaser.  This Agreement has been duly and validly executed and delivered by such Backstop Purchaser and (assuming the due authorization, execution and delivery by Quest and the other Backstop Purchasers) constitutes the valid and binding obligation of such Backstop Purchaser, enforceable against such Backstop Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity).

(b)                                 (i)                                     Such Backstop Purchaser is acquiring the Backstop Shares for its own account and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)                                  Such Backstop Purchaser understands that nothing in this Agreement constitutes legal, tax or investment advice.  Such Backstop Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Backstop Shares.  Such Backstop Purchaser acknowledges that it is not relying upon Quest in making its investment or decision to invest in Aralez pursuant to this Agreement.

(iii)                               At the time such Backstop Purchaser was offered the Backstop Shares, it was, and at the date hereof it is, either (A) a “qualified institutional buyer”, as defined in Rule 144A under the Securities Act, or (B) an “accredited investor” as defined in Rule 501(a) of Regulation D, and is an “accredited investor” as such term is defined under the applicable Canadian securities laws.  If such Backstop Purchaser is an individual, it beneficially owns financial assets (as such term is defined in the applicable Canadian securities laws) having an aggregate realizable value that, before taxes but net of any related liabilities (as such term is defined in the applicable Canadian securities laws) exceeds CAD$5 million.  If such Backstop Purchaser is not an individual, it was not created, and is not used, solely to purchase or holder the Backstop Shares.  Such Backstop Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Backstop Shares.

(iv)                              Such Backstop Purchaser understands that (a) no prospectus qualifying the Backstop Shares has been filed under the applicable Canadian securities laws; and (b) the Backstop Shares have not been registered under the Securities Act or under the “blue sky” or similar laws of any jurisdiction.

(v)                                 Such Backstop Purchaser understands that the Backstop Shares will not be transferable except (a) pursuant to the applicable Canadian securities laws if the applicable “hold period” has expired, or the Backstop Shares are qualified pursuant to a prospectus, or an exemption from the prospectus requirements is available under the applicable Canadian securities laws, (b) pursuant to an effective registration statement under the Securities Act, (c) pursuant to an available exemption from, or in a transaction not subject to, the Securities Act as evidenced by receipt by Aralez of a written opinion of counsel for the Backstop Purchaser reasonably satisfactory to Aralez to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws, or (d) pursuant to Rule 144 under the Securities Act (“Rule 144”).  Applicable U.S. restrictive legends shall be placed on any certificate representing the Backstop Shares to be delivered to such Backstop Purchaser at the Investment Closing, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE SECURITIES ACT AS EVIDENCED BY THE

CORPORATION BEING FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT, OR (C) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.”

If (i) the Investment Closing occurs less than four months plus one day after the Aralez Closing, and (ii) at the time of the Aralez Closing, Aralez is a reporting issuer in any province or territory of Canada, then the Backstop Shares will also carry the following Canadian restrictive legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE   , 2015 [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ARALEZ CLOSING].”

If (i) the Investment Closing occurs less than four months plus one day after the Aralez Closing, and (ii) at the time of the Aralez Closing, Aralez is not a reporting issuer in any province or territory of Canada, then the Backstop Shares will carry the following Canadian restrictive legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I)    , 2015 [INSERT THE ARALEZ CLOSING DATE], AND (II) THE DATE ARALEZ PHARMACEUTICALS LTD. BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.”

(vi)                              Such Backstop Purchaser acknowledges and agrees that, except as set forth herein, Quest has made no express or implied representations or warranties with respect to the Backstop Shares, Aralez or the transactions contemplated hereby.

(vii)                           Such Backstop Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

(viii)                        No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to such Backstop Purchaser.

(ix)                              Neither such Backstop Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (A) engaged in any general solicitation, or (B) published any advertisement in connection with the offer, sale or contemplated distribution of the Backstop Shares.

7.                                      Termination.  This Agreement shall terminate with no further force or effect automatically if the Aralez Subscription Agreement terminates without the transactions contemplated thereby being consummated.

8.                                      Miscellaneous.

(a)                                 Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by Quest and the Backstop Purchaser herein shall survive the execution of this Agreement, the delivery to the Backstop Purchaser of the Backstop Shares and the payment therefor.

(b)                                 Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

(c)                                  This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(d)                                 This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(e)                                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

(f)                                   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)                                  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8(g) or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8(g); or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to Quest, to:

QLT Inc.

887 Great Northern Way, Suite 250
Vancouver, B.C. V5T 4T5

Facsimile:                             (604) 707-7001

Attention:                             Geoffrey Cox, Interim Chief Executive Officer
Dori Assaly, Vice President of Legal Affairs

Email:                                                gfcox@qltinc.com
dassaly@qltinc.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile:                             212-310-8007

Attention:                             Raymond O. Gietz

Email:                                                raymond.gietz@weil.com

If to a Backstop Purchaser, as follows:

If to Broadfin Healthcare Master Fund Ltd, to:

Broadfin Healthcare Master Fund Ltd

300 Park Avenue, 25th Floor

New York, NY 10005

Facsimile:                               (212) 808-2464

Attention:                               Jason Abrams

Email:  Jason@broadfincapital.com

If to JW Partners, LP and/or

JW Opportunities Fund, LLC, to:

JW GP, LLC

515 Madison Ave, 14B

New York, NY 10022

Facsimile:                               (212) 207-4674

Attention:                               Jason Wild

Email:  jwild@jwfunds.com

If to EcoR1 Capital Fund Qualified,

L.P. and/or EcoR1 Capital Fund,

L.P., to:

EcoR1 Capital, LLC

409 Illinois Street

San Francisco, CA 94158

Facsimile:                               (415) 952-9412

Attention:                               Oleg Nodelman

Email:  oleg@ecor1cap.com

or to such other address as either party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.  Either party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8(g); provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

(h)                                 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Any purported assignment not permitted under this Section 8(h) shall be null and void.

(i)                                     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(j)                                    This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

(k)                                 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, by the Backstop Purchaser and Quest.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(l)                                     Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

(m)                             Each of the Backstop Purchaser and Quest agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

QLT INC.

By:	/s/ Geoffrey Cox
	Name:	Geoffrey Cox
	Title:	Interim Chief Executive Officer

[Signature Page to Aralez Backstop Agreement]

BROADFIN HEALTHCARE MASTER FUND, LTD

By:	/s/ Jason Abrams
	Name:	Jason Abrams
	Title:	Authorized Signatory

[Signature Page to Aralez Backstop Agreement]

ECOR1 CAPITAL FUND, L.P.

By:	EcoR1 Capital, LLC

By:	/s/ Oleg Nodelman
	Name:	Oleg Nodelman
	Title:	Managing Director

ECOR1 CAPITAL FUND QUALIFIED, L.P.

By:	EcoR1 Capital, LLC

By:	/s/ Oleg Nodelman
	Name:	Oleg Nodelman
	Title:	Managing Director

[Signature Page to Aralez Backstop Agreement]

JW PARTNERS, LP

By:	JW GP, LLC, its General Partner

By:	/s/ Jason Wild
	Name:	Jason Wild
	Title:	Authorized Signatory

JW OPPORTUNITIES FUND, LLC

By:	JW GP, LLC, its Manager

By:	/s/ Jason Wild
	Name:	Jason Wild
	Title:	Authorized Signatory

[Signature Page to Aralez Backstop Agreement]

ANNEX A

Number of Backstop Shares	Backstop Purchaser

First $5,000,000 of Purchase Price	Broadfin Healthcare Master Fund Ltd will receive 100%
Other Backstop Purchasers receive 0%

Remaining $10,000,000 of Purchase Price	Broadfin Healthcare Master Fund Ltd - 50.000%
JW Partners, LP - 29.250%
JW Opportunities Fund, LLC - 8.250%
EcoR1 Capital Fund Qualified, L.P. - 8.375%
EcoR1 Capital Fund, L.P. - 4.125%